Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of OLB Group, Inc. on Form S-3 (File No. 333-280347), Form S-8 (File No. 333-291096), and Form S-1 (File No. 333-295107) of our report dated March 31, 2026, with respect to our audit of the consolidated financial statements of OLB Group, Inc. as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025, included in this Annual Report on form 10-K/A for the year ended December 31, 2025.

/s/ RBSM LLP

RBSM LLP

Houston, Texas

August 14, 2026

PCAOB ID No. 587